UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2007
TVIA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-30539 (Commission File Number)	94-3175152 (IRS Employer Identification No.)

4001 Burton Drive, Santa Clara, California (Address of principal executive offices)	95054 (Zip Code)
(408) 327-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Reports.
(a) As previously announced, the audit committee of Tvia, Inc. (the “Company”) has been conducting a review of the Company’s financial results for the 2006 and 2007 fiscal years and the quarterly periods therein with respect to certain accounting practices and revenue recognition matters. Although the audit committee is still conducting its review, it has preliminarily determined that the financial reporting periods which may be impacted by the existence of side arrangements or other contingencies may extend to periods other than those originally indicated and may include additional customers and geographic regions. The audit committee has also undertaken a review of stock option grant practices and related accounting matters covering the period since the Company’s initial public offering in 2000. In this regard, the actual measurement dates for financial accounting purposes of certain stock option grants awarded in the past will likely differ from the recorded grant dates for such awards. As a result, historical financial statements may need to be restated to, among other things, recognize certain revenue on a cash basis and record additional non-cash charges for stock-based compensation expense related to certain past option grants. Pending completion of the audit committee’s review, the financial statements and all earnings releases and similar communications issued by the Company should not be relied upon. Representatives of the audit committee have discussed these matters with the Company’s auditors. The Company intends to file restated financial statements as soon as practicable after the completion of the audit committee’s review.
The Company issued a press release on April 10, 2007, a copy of which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01. Exhibits
(d)

Exhibit No.	Description

99.1	Press Release dated April 10, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tvia, Inc. (Registrant)
Date: April 10, 2007
	By:	/s/ Keith P. Yee
Keith P. Yee
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 10, 2007